EXHIBIT 10.18
FIFTH AMENDMENT TO LEASE AGREEMENT
THIS FIFTH AMENDMENT TO LEASE AGREEMENT (the “Fifth Amendment”), is made this 17th day of March, 2014, by and between FUND XIII AND FUND XIV ASSOCIATES, a Georgia joint venture (as “Landlord”), and Siemens Real Estate, a Division of Siemens Corporation (as “Tenant”).
WITNESSETH:
WHEREAS, NBS Orlando Quad 14, LLC (“NBS”) and the Tenant’s predecessor-in-interest, Siemens Shared Services, LLC, did enter into that certain Lease Agreement (the “Original Lease”), dated as of April 23, 2002, for space in that certain building (the “3500 Building”) at 3500 Quadrangle Boulevard, Orlando, Florida, as more particularly described in the Original Lease.
WHEREAS, NBS did convey its interest in the Building and Original Lease to Landlord.
WHEREAS, the Lease was amended by that certain First Amendment to Lease Agreement (the “First Amendment”), dated as of August. 27, 2007.
WHEREAS, the Lease was further amended by that certain Second Amendment to Lease Agreement (the “Second Amendment”), dated as of May 20, 2009.
WHEREAS, the Lease was further amended by that certain Third Amendment to Lease Agreement (the “Third Amendment”), dated as of August 23, 2011.
WHEREAS, the Lease was further amended by that certain Fourth Amendment to Lease Agreement (the “Fourth Amendment”), dated as of March 21, 2012.
WHEREAS, the Original Lease as modified by the First, Second, Third and Fourth Amendments, is herein sometimes collectively referred to as the “Lease”.
WHEREAS, Landlord and Tenant desire to modify and amend the Lease, in the manner and for the purposes herein set forth.
NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:
1.Effective Date. The effective date of this Fifth Amendment (the “Effective Date”) shall be May 1, 2014. This Fifth Amendment shall be binding on the parties hereto upon the execution and delivery of this Fifth Amendment by all parties hereto, notwithstanding that the Effective Date shall be a later date.
2.    Premises. Tenant hereby leases and rents from Landlord, and Landlord hereby leases and rents to Tenant, 52,125 rentable square feet in the 3500 building (the “Premises”).
3.    Lease Extension Term. The Lease Term for the Premises shall be extended by five (5) years (the “2019 Extension Term”), through April 30, 2019, unless sooner terminated in accordance with the Lease. Tenant has no further rights to extend or renew the term of the Lease. Without limitation, Article 41 of the Original Lease is hereby deleted.

4.    Base Rent. The Premises shall be leased at the rate of Base Rent on a per square foot per annum basis for the 2019 Extension Term, and Tenant hereby covenants and agrees to pay Landlord, the amounts as follow:

Period	Annual Base Rent (per square foot, per annum)	Monthly Base Rent
5/1/14 – 11/30/14 12/1/14 – 4/30/15 5/1/15 – 4/30/16 5/1/16 – 4/30/17 5/1/17 – 4/30/18 5/1/18 – 4/30/19	$00.00* $14.00 $14.50 $15.00 $15.50 $16.00	$00.00 $60,812.50 $62,984.37 $65,156.25 $67,328.12 $69,500.00

* Provided Tenant is not in default under the Lease.

Such Base Rent, together with any applicable sales tax due or payable on Base Rent, shall be payable by Tenant at the times and in the manner that Rent is paid under the Original Lease, from and after the Effective Date. Notwithstanding the foregoing, provided Tenant is not in default under the Lease, Base Rent shall be abated during the months of May, 2014 through November, 2014. Upon request of either Landlord or Tenant, Landlord will forward to Tenant, Landlord’s account information and wire transfer instructions so that Tenant can pay all Base Rent and Additional Rent by wire transfer of immediately available federal funds.
5.    Operating Costs and Taxes.
(a)    Tenant’s Share of Operating Costs, as defined in the Original Lease, shall be due from Tenant with respect to the Premises for the 2019 Extension Term, in the same manner and at the same time as such Operating Costs are due with respect to the Premises, under the Original Lease; PROVIDED, HOWEVER, that Section 6(C) of the Original Lease (i.e., the Annual Cap) shall be deleted and no longer applicable as of the Effective Date.
(b)    Tenant’s Share of Taxes, as defined in the Original Lease, shall be due from Tenant with respect to the Premises for the 2019 Extension Term, in the same manner and at the same time as such Taxes are due with respect to the Premises, under the Original Lease.
(c)    The following phrase from Section 4(D) of the Original Lease is deleted:
“….(ii) Tenant shall provide all building engineering services and perform and pay the cost and expense directly for, all HVAC and mechanical system maintenance in the Building provided that Tenant performs such maintenance in accordance with manufacturer’s specifications.”
And is replaced with the following phrase:
“….(ii) Tenant shall provide all building engineering services and perform and pay the cost and expense directly for, all routine mechanical system maintenance (the HVAC mechanical system is covered under Section 10(C) of the Original Lease, as amended by the Fifth Amendment to Lease Agreement) in the Building provided that Tenant performs such maintenance in accordance with manufacturer’s specifications.”

6.    Tenant Improvement Allowance. Tenant has been in occupancy of and shall take and accept the Premises in its current, “as is” condition, subject to the work letter attached hereto as Exhibit A. Landlord shall provide Tenant a construction allowance in the amount of $100,000 as more fully described in said Exhibit A.
7.    Maintenance. As of the Effective Date, Section 10(C) of the Original Lease is deleted and replaced with the following:
Landlord shall maintain the public and common areas of the Property, exclusive of any interior spaces in the Building, but including the roof structure and water tight membrane, exterior walls, plate glass, doors and foundation of the Building, in good order and condition, the cost of which shall be included in Operating Costs subject to Sections 4 (D)(ii)(a) and (iii) of the Original Lease. Tenant shall perform and pay the cost and expense directly for all routine maintenance and repair of the Premises including the HVAC system and HVAC equipment serving the Premises, provided that Tenant performs such maintenance in accordance with manufacturer’s specifications and shall evidence same upon request of Landlord. Notwithstanding the preceding sentence: (a) Landlord shall perform and pay the cost and expense directly for all non-routine maintenance and repair, and any replacement of the HVAC system and HVAC equipment serving the Premises, and, subject to Sections 4D (ii)(a) and (iii) of the Original Lease, the cost of same shall be included in Operating Costs, and (b) it shall be Landlord’s responsibility for replacement of plumbing and electrical systems and HVAC equipment that exclusively serves the Premises. In the event that any replacements are required with respect to the HVAC system or equipment (except as a result of Tenant’s acts or omissions (including, without limitation, Tenant’s failure to maintain and repair such HVAC system or equipment prior to and/or after the Effective Date), or Tenant’s increasing the “load requirements” therefor) all such replacement expenses shall be the sole responsibility of Landlord. If replacement is required because of Tenant’s acts or omissions (including, without limitation, Tenant’s failure to maintain and repair such HVAC system or equipment prior to and/or after the Effective Date), or Tenant’s increasing the “load requirements” therefor, then all such replacement expenses shall be the sole responsibility of Tenant. Landlord agrees to use reasonable efforts to maintain and enforce any and all applicable warranties with respect to the Building or any systems within the Building. Landlord shall not provide or pass on to Tenant the cost for janitorial or engineering services for the benefit of the Building or any other tenant on the Property.

8.    Subordination and Non-Disturbance. The last sentence in Section 26(A) is deleted and replaced by the following:
Landlord agrees to use its best efforts to obtain a non-disturbance agreement from any present and/or any future mortgagee. As of the Effective Date, the Premises are free and clear of any mortgages.

9.    Renewal Option. Commencing on the Effective Date of this Fifth Amendment, the Tenant shall have an option to renew the Lease for a three (3) year period. Accordingly, Section 41of the Original Lease is amended as follows.
(a)    The first sentence of Section 41 is deleted and replaced with:

So long as Tenant is not in default beyond any notice and cure period, Tenant shall have the option to renew the terms and conditions of the within Lease for one (1) three (3) year period upon the same terms and conditions contained herein except for rental.

(b)    The Base Rent for such renewal period shall be one hundred percent (100%) of the fair market rental as defined in Section 41(A) of the Original Lease, rather than ninety-five percent (95%) of fair market rental.
(c)    Notwithstanding Section 41(B), if a third MAI appraiser is necessary, then the third MAI appraiser shall be required to choose which of the first or second MAI appraiser’s determination of fair market rental is correct (i.e., baseball style arbitration), 100% of which should be used as the fair market rental for the renewal term, rather than having the third MAI appraiser make his own determination and then have renewal base rent be 95% of the average of the two closest determinations.
Except as provided above in this Section 9 to the Fifth Amendment, the remainder of Section 41 in the Original Lease remains unchanged, is incorporated by reference, and shall have the same force and effect as if set forth herein at length.
10.    Deletions. Article 44 (Option of Partial Termination) and Article 45 (Continuing Option to Expand) of the Original Lease are hereby deleted.
11.    Broker Disclosure. Jones Lang LaSalle Brokerage, Inc., a real estate broker licensed in the State of Florida, has acted for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. The Princeton Group (Leo Orsi), a real estate broker licensed in the State of Florida, has acted as agent for Tenant in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that it has dealt with no other broker other than the broker(s) identified herein. Landlord agrees, that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that it has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. If the State of Florida provides for broker liens, Tenant will cause its broker to execute a customary lien waiver, adequate under the law of the state where the Building is located, to extinguish any lien claims such broker may have in connection with this Fifth Amendment.
12.    Hold Harmless. Notwithstanding any provision in the Lease other than Articles 17, 18 and 29 of the Original Lease, Landlord indemnifies Tenant and will save it harmless (except for loss or damage resulting from the negligence of Tenant, its agents, employees, and contractors) from and against any and all claims, actions, damages, liability and expense, including reasonable attorneys’ fees, in connection with loss of life, personal property and/or damage to property arising from Landlord’s failure to comply with the terms of the Lease or occasioned by any negligent act or omission of Landlord. Notwithstanding any provision in the Lease other than Articles 17, 18 and 29 of the Original Lease, Tenant indemnifies Landlord and will save it harmless (except for loss or damage resulting from the negligence of Landlord, its agents, employees, and contractors) from and against any and all claims, actions, damages, liability and expense, including reasonable attorneys’ fees, in connection with loss of life, personal property and/or damage to property arising from Tenant’s failure to comply with the terms of the Lease or occasioned by any negligent act or omission of Tenant.

13.    Tenant Entity. For the avoidance of doubt and notwithstanding the title of the Tenant as set forth in the first paragraph of this Fifth Amendment, the Tenant entity under this Lease is Siemens Corporation, a Delaware corporation.
14.    Defined Terms. Capitalized terms not defined herein shall have the same meaning as set forth in the Original Lease.
15.    No Other Modifications. Except as expressly modified by this Fifth Amendment, the Lease remains unmodified and in full force and effect.
16.    Transfer, Successors and Assigns. This Fifth Amendment shall inure to the benefit of and shall be binding upon Landlord, Tenant, and their respective transfers, successors and assigns.
17.    Time of Essence. Time is of the essence of this Fifth Amendment.
18.    Florida Law. This Fifth Amendment shall be construed and interpreted under the laws of the State of Florida.
[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned have caused this Fifth Amendment to be executed under seal and delivered, on the day and year first above written.

LANDLORD:

FUND XIII AND FUND XIV ASSOCIATES,
a Georgia joint venture

By: Wells Real Estate Fund XIII, L.P.,
   a Georgia limited partnership

By: Wells Capital, Inc., a Georgia
   corporation, its general partner

   By: /s/ F. Parker Hudson
Name: F. Parker Hudson   Title: AVP

By: Wells Real Estate Fund XIV, L.P.,
   a Georgia limited partnership

By: Wells Capital, Inc., a Georgia
   corporation, its general partner

   By: /s/ F. Parker Hudson   Name: F. Parker Hudson   Title: AVP

[TENANT’S SIGNATURE ON FOLLOWING PAGE]

[TENANT SIGNATURE PAGE FOR FIFTH AMENDMENT TO LEASE AGREEMENT]

TENANT:

SIEMENS CORPORATION, a Delaware corporation

By:  /s/ Michael Kruklinski
Name: Michael Kruklinski
Its: Head of Region
Americas

Attest:
Its:

By:  /s/ Sherri Farinaro
Name: Sherri Farinaro
Its: Head of Region Americas - BA

Attest:
Its:

EXHIBIT A

WORKLETTER
1.    Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Fifth Amendment is entered into. Tenant intends to expand the restroom facilities at the Premises and possibly perform other work at the Premises pursuant to this Workletter.

2.    Working Drawings.

(a)    Preparation and Delivery. Tenant shall provide to Landlord for its approval working drawings (architectural and MEP drawings), prepared by an architect (the “Architect”) reasonably acceptable to Landlord, of all improvements that Tenant proposes to install in the Premises; such working drawings shall be delivered in PDF and CAD format (if available) along with a hard copy thereof and shall include drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable laws. If Tenant does not utilize Landlord’s MEP engineering firm, then Tenant’s MEP drawings must be reviewed and approved by Landlord’s engineering firm at Tenant’s expense as part of the approval process.

(b)    Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord.

(c)    Landlord’s Approval; Performance of Work. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s systems, or the exterior appearance of the Building, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings. Tenant may not commence construction of the Work until necessary permits have been obtained.

3.    Contractors; Performance of Work. The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant may competitively bid the Work. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require.

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Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects and shall conform with the Working Drawings.

4.    Construction Contracts. Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed, and which shall comply with the provisions of this Section 4 and provide for, among other things, (1) a one-year warranty for all defective Work; (2) a requirement that Tenant’s Contractor maintain general commercial liability insurance of not less than a combined single limit of $3,000,000, naming Landlord, Landlord’s property management company, Landlord’s mortgagee (if any) and Tenant as an additional insured; (3) a requirement that the contractor perform the Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; and (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); (collectively, the “Approval Criteria”). Tenant must deliver to Landlord a true, correct and complete copy of the executed construction contract between Tenant and Tenant’s general contractor and all amendments thereto promptly after execution thereof.

5.    Change Orders. Tenant may initiate changes in the Work. Each material change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s systems or (b) the exterior appearance of the Building, then Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed in PDF and CAD format (if available) together with a hard copy thereof, which plan shall be incorporated into this Exhibit by this reference for all purposes. If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

6.    Definitions. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.

7.    Walk-Through; Punchlist. When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

8.    Construction Costs. The entire cost of performing the Work (all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant.

9.    Construction Allowance. Landlord shall provide to Tenant a construction allowance in the amount of US one hundred thousand dollars ($100,000.00) (the “Construction Allowance”) to be applied toward the Total Construction Costs. Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (a) a request for payment itemized with a statement from Tenant and contractor outlining the portion of Work

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for which reimbursement is being requested, (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work which has been completed at the time the reimbursement request is being made, fully executed, acknowledged and in recordable form, (c) the Architect’s certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 20% of the Construction Allowance, (i) the permanent certificate of occupancy issued for the Premises (if a certificate of occupancy is required by law), (ii) Tenant’s occupancy of the Premises, and (iii) the record drawing in CAD format (if available), PDF format and hard copy required by Section 5 above (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until 30 days following Landlord’s receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) Tenant is in default under the Lease. The Construction Allowance must be used (i.e. work performed and invoices submitted to Landlord) within eighteen (18) months following the Effective Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. Not less than eighty percent (80%) of the Construction Allowance must be used to pay for the expansion / addition of restroom facilities at the Premises and hard and soft construction items related thereto; the balance of the Construction Allowance may be used for other improvements to the Premises, or at the option of the Tenant may be used for routine and/or non-routine repair, enhancement or replacement of the HVAC system and HVAC equipment serving the Premises.

10.    Construction Review Fee. Tenant shall pay to Landlord a construction review fee equal to one percent (1%) of the Total Construction Costs.

11.    Lien Protection. Notwithstanding anything contained in this Fifth Amendment to the contrary, the interest of the Landlord shall not be subject to liens for improvements made by the Tenant and the fee title to the Property shall not be encumbered by any liens arising out of work performed on the Property, by, at the request of, under contracts entered into with, or by persons or parties claiming under or through, Tenant, regardless of whether such work is performed pursuant to this Fifth Amendment or pursuant to any other agreement now existing or hereafter arising between Landlord and Tenant. Further, pursuant to Chapter 713.10, Florida statutes, Tenant shall (a) notify each and every contractor who performs such work in connection with such improvements of this provision, (b) provide a copy of this provision to each of such contractors, (c) require and cause each of such contractors to notify and provide a copy of this provision to each person or party with whom they may deal in connection with the construction of such improvements and require each such person or party to do likewise with persons or parties with whom they may deal, to the end that all contractors, persons, or parties, who provide supplies, furnish labor, or otherwise act to bring about improvements and betterments to the Property will be placed on actual notice of this provision.

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